Filed Pursuant to Rule 433

Registration Statement No. 333-195865

Pricing Term Sheet

SIGNET UK FINANCE PLC

Pricing Term Sheet

Issuer:	Signet UK Finance plc

Guarantors:	Signet Jewelers Limited and all of its existing and future subsidiaries that will guarantee or be borrowers under its senior credit facilities (other than the Issuer)

Size:	$400,000,000

Maturity:	June 15, 2024

Coupon:	4.700%

Price:	99.599% of face amount

Yield to maturity:	4.750%

Spread to Benchmark Treasury:	+220 basis points

Benchmark Treasury:	2.500% due May 15, 2024

Benchmark Treasury Price and Yield:	99-18; 2.550%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2014

Make-whole call:	Prior to March 15, 2024 (three months prior to the maturity date of the notes), at any time and from time to time, as a whole or in part, at the Issuer’s option, at a discount rate of Treasury plus 35 basis points. On or after March 15, 2024 (three months prior to the maturity date of the notes) the Issuer may redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Trade date:	May 14, 2014

Settlement:	T+3; May 19, 2014

CUSIP:	82671A AA1

ISIN:	US82671AAA16

Ratings*:	BBB- (stable) / Ba1 (stable) / BBB- (stable) (S&P/Moody’s/Fitch)

Minimum denomination	$2,000 and integral multiples of $1,000

in excess thereof

Joint book-running managers:	J.P. Morgan Securities LLC Fifth Third Securities, Inc. PNC Capital Markets LLC

Co-managers:	HSBC Securities (USA) Inc. RBS Securities Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan collect at (212) 834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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